CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-148652 and 811-22169) of our reports dated June 27, 2017 on the financial statements and financial highlights of Dreyfus Institutional Treasury and Agency Cash Advantage Fund and Dreyfus Institutional Treasury Securities Cash Advantage Fund (two of the series comprising Dreyfus Institutional Reserves Funds) (each, a “Fund”) included in each Fund’s annual report for the period ended April 30, 2017.

/s/ ERNST & YOUNG LLP

New York, New York
August 23, 2017